UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 1, 2017

Repros Therapeutics Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-15281 (Commission File Number)	76-0233274 (I.R.S. Employer Identification No.)

2408 Timberloch Place, Suite B-7
The Woodlands, TX	77380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 719-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2017, Joseph S. Podolski left the Company as President and Chief Executive Officer of Repros Therapeutics Inc. (the “Company”), and also as a member of the Company’s Board of Directors (the “Board”).

Following these events, Larry Dillaha, M.D. was appointed to serve, on an interim basis, as the Company’s President and Chief Executive Officer. Dr. Dillaha, age 53, has since November 2016 been the Chief Executive Officer and a member of the Board of Directors of CavtheRx, a pre-IND stage, virtual company focused on developing Caveolin Modulators for a variety of inflammatory indications. From April 2014 through January 2017, Dr. Dillaha was the Chief Operating Officer and Chief Medical Officer of New Haven Pharmaceuticals, a specialty pharmaceutical company. From April 2010 through March 2014, Dr. Dillaha was the Chief Medical Officer of Insys Therapeutics, from March 2006 through March 2010, Dr. Dillaha was the Chief Medical Officer of Sciele Pharma, both specialty pharmaceutical companies, and from 2002 through February 2006, Dr. Dillaha was Medical Director, Cardiovascular at Sanofi-Synthelabo / Sanofi. Before that, Dr. Dillaha was a physician in private practice. Dr. Dillaha received his undergraduate degree from the University of Tennessee, Knoxville and his M.D. from the University of Tennessee, Memphis.

Dr. Dillaha will receive cash compensation of $30,000 per month for a minimum of six months, as well as reimbursement for expenses he incurs in the course of performing his duties. The Company has granted Mr. Dillaha options to purchase 50,000 shares of the Company’s common stock to vest upon the Company agreeing with the FDA on a protocol for Phase 3 trials for Proellex® (telapristone acetate) for the treatment of uterine fibroids, and expects to grant him options to purchase an additional 50,000 shares at a time and on conditions to be determined.

Katherine Anderson, the Company’s Chief Financial Officer, will receive, in addition to her current compensation, a grant of 10,000 restricted shares per month on the first day of each month beginning February 2017, which shares will vest on the last day of the month of grant based on her continued employment. In addition, if Ms. Anderson is terminated for reasons other than cause or if Ms. Anderson resigns for good reason, Ms. Anderson will be entitled to salary and certain employment benefits for 12 months rather than the six months to which she was previously entitled.

Release Agreement

In connection with his leaving the Company, and in accordance with the terms of his Employment Agreement, dated as of June 16, 2014 (the “Employment Agreement”), Mr. Podolski entered into a Release Agreement with the Company (the “Release Agreement”) dated as of February 1, 2017. The Release Agreement is attached hereto as Exhibit 99.1.

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In accordance with the Employment Agreement, conditioned upon entering into the Release Agreement, Mr. Podolski will be treated as having been terminated without Cause (as defined in the Employment Agreement) and will thus receive the following benefits in connection with his separation: (1) a severance payment equal to an amount equal to three times the amount that results from (x) the sum of (i) Mr. Podolski’s annual base salary (at the rate in effect immediately before the date of termination) and target bonus for the fiscal year in which the termination occurs, (ii) Mr. Podolski’s annual base salary for each of the two calendar years immediately prior to the calendar year in which the termination date occurs and (iii) the annual bonus that was actually earned and paid to Mr. Podolski for the two fiscal years that immediately precede the fiscal year in which the termination date occurs, divided by (y) three; (2) reimbursement of amounts paid for COBRA coverage for the eighteen (18) month period following the date of separation for Mr. Podolski, his spouse and his eligible dependents, less the amount that he would be required to contribute for medical and dental coverage if he remained an active employee of the Company; (3) all outstanding stock options held by Mr. Podolski that are not vested and exercisable as of the date of termination will become fully vested and exercisable on the date of termination and all outstanding stock options held by Mr. Podolski on his date of termination will remain exercisable for the shorter of (x) a period of two (2) years from the date of termination or (y) the remaining term of the option.

Pursuant to the Employment Agreement, which was previously filed with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K filed on June 20, 2014, the Release Agreement indicates that Mr. Podolski is bound by certain restrictive covenants, including non-compete and non-solicitation provisions. The Release Agreement also contains a release by Mr. Podolski of all claims against the Company, subject to certain enumerated exceptions.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

None.

(b) Pro Forma Financial Information.

None.

(c) Shell Company Transactions.

None.

(d) Exhibits.

Exhibit Number	Exhibit Title
99.1	Release Agreement, dated February 1, 2017, between the Company and Joseph S. Podolski
99.2	Press release dated February 2, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPROS THERAPEUTICS INC.

By:	/s/ Kathi Anderson
Kathi Anderson
CFO

Dated: February 2, 2017

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EXHIBIT INDEX

Exhibit Number	Exhibit Title
99.1	Release Agreement, dated February 1, 2017, between the Company and Joseph S. Podolski
99.2	Press release dated February 2, 2017

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